Cross Country Healthcare Elects New Independent Director

BOCA RATON, Fla., Aug. 1, 2018 /PRNewswire/ -- Cross Country Healthcare, Inc. (the "Company") (NASDAQ: CCRN) is pleased to announce that Darrell S. Freeman Sr., 53, was elected to serve as a member of the Company's Board of Directors, effective August 1, 2018.

Darrell S. Freeman Sr. is the Executive Managing Director of Zycron, an information technology services and solutions firm he founded in 1991 and later sold to BG Staffing in 2017. Zycron became a division of BG Staffing, Inc. Zycron provides IT staffing, outsourcing and project management services primarily in the healthcare, energy and government sectors. Mr. Freeman also co-founded Tennessee-based Reliant Bank in 2006, and has served as a board member and a member of the audit and compensation committees of Commerce Union Bancshares, Inc., the holding company for Reliant Bank, since its inception. Additionally, in 2007 Mr. Freeman co-founded Pinnacle Construction Partners, a construction management firm, and has served as the chairman since 2007. Since 2016, Mr. Freeman has also served as the chairman of the board of directors of S3 Asset Management, a technology and medical equipment recycling company. He has also served on the board of directors of American Addition Centers since 2013 and is currently its lead director. Mr. Freeman holds a B.S. in Industrial Technology and a Master's Degree in Industrial Studies, both from Middle Tennessee State University.

William J. Grubbs, President and CEO commented, "Darrell's depth of staffing experience and expertise will be a great asset to the Company as we grow our business. He brings valuable perspectives given his business development expertise and his experiences in multiple industries."

Chairman of the Board of the Company, Thomas C. Dircks, added "The Board and I are highly enthused that Darrell will be joining us. His staffing, outsourcing, technology and healthcare expertise and insights will be valuable to both the Board and management."

About Cross Country Healthcare

Cross Country Healthcare is a national leader in providing innovative healthcare workforce solutions and staffing services. Our solutions leverage our nearly 40 years of expertise and insight to assist clients in solving complex labor-related challenges while maintaining high quality outcomes. We are dedicated to recruiting and placing highly qualified healthcare professionals in virtually every specialty and area of expertise. Our diverse client base includes both clinical and nonclinical settings, servicing acute care hospitals, physician practice groups, outpatient and ambulatory-care centers, nursing facilities, both public schools and charter schools, rehabilitation and sports medicine clinics, government facilities, and homecare. Through our national staffing teams and network of 72 office locations, we are able to place clinicians on travel and per diem assignments, local short-term contracts and permanent positions. We are a market leader in providing flexible workforce management solutions, which include managed service programs (MSP), internal resource pool consulting and development, electronic medical record (EMR) transition staffing, recruitment process outsourcing, predictive modeling and other outsourcing and consultative services. In addition, we provide both retained and contingent placement services for healthcare executives, physicians, and other healthcare professionals.

Copies of this and other news releases as well as additional information about Cross Country Healthcare can be obtained online at www.crosscountryhealthcare.com. Shareholders and prospective investors can also register to automatically receive the Company's press releases, SEC filings and other notices by e-mail.

CONTACT:

Cross Country Healthcare, Inc.
William J. Grubbs, 561-237-6202
President and Chief Executive Officer
wgrubbs@crosscountry.com